Exhibit 3.62

State of Delaware Secretary of State Division of Corporations Delivered 03:06 PM 06/01/2010 FILED 02:53 PM 06/01/2010 SRV 100614145 - 0714925 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE S. M. STOLLER CORPORATION

THE S. M. STOLLER CORPORATION (the “Corporation”), a corporation organized under the laws of the State of Delaware, hereby amends and restates its Certificate of Incorporation as follows:

1. The name of the corporation is “The S. M. Stoller Corporation” The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was May 29, 1969.

2. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I: The name of the corporation (herein called the “Corporation”) is The S. M. Stoller Corporation

ARTICLE II: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is “The Corporation Trust Company”.

ARTICLE III: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware Statute”). Certain defined terms used herein are identified in Section C.8 of Article IV.

ARTICLE IV:

A. The Corporation is authorized to issue Common Stock (“Common Stock”). The total number of shares of Common Stock which the Corporation shall have the authority to issue is ONE HUNDRED THOUSAND (100,000) shares. The Common Stock shall have a par value of $0.10 per share.

B. The following is a statement of the relative powers, designations, preferences, special rights, privileges, qualifications, limitations, restrictions and other matters pertaining to the Common Stock. All such rights are subject to the rights of any preferred stock to the extent authorized in the future. All cross-references in this Article IV refer to other sections or subsections in this Article IV unless otherwise indicated:

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

2. Voting Rights. The holders of Common Stock will be entitled to vote on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder. There shall be no cumulative voting. For purposes of any matter to be voted on by the Corporation’s stockholders, each holder of Common Stock will be entitled to one vote per share of Common Stock.

3. Dividends. Dividends may be declared and paid ratably on the Common Stock from funds lawfully available therefor as and when determined by the Corporation’s Board of Directors in their sole discretion, subject to provisions of law and any provision of this Corporation’s Amended and Restated Certificate of Incorporation, as amended from time to time.

4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of any preferred stock (to the extent authorized and issued in the future), to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

ARTICLE V: The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that she or he, her or his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that any such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this paragraph of Article V shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Statute, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this paragraph of Article V shall adversely affect any right of protection of a director of the Corporation existing immediately prior to the time of such repeal or modification.

In furtherance and not in limitation of the powers conferred by statute:

(i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer , employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

(ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may be necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE VI: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation.

ARTICLE VII: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware Statute or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware Statute, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VIII: Pursuant to Section 122(17) of the Delaware Statute and to the maximum extent permitted from time to time under Delaware law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to those officers, directors or stockholders who are, at the time, associated with or nominated by, or serving as such as representatives of, CP Stoller, LLC and/or Capital Partners Private Equity Income Fund, L.P. (collectively, “CP”) (including officers or directors who are employees, officers, directors, managers or members of CP or entities controlling or under common control with CP). For the avoidance of doubt, the Corporation does not renounce any such interest or expectancy in any business opportunities presented to any officer or director who is or was an employee of the

Corporation or its subsidiaries. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer on the 27 day of April, 2010.

THE S.M. STOLLER CORPORATION

By:	/s/ Nicholas J. Lombardo
Name: Nicholas J. Lombardo
Title: President